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                                                                       EXHIBIT 8


                                                December 8, 1995


The Summit Bancorporation                       Garden State Bancshares, Inc.
One Main Street                                 2290 West County Line Road
Chatham, NJ 07928                               Jackson, NJ 08527
Attn: Robert G. Cox,                            Attn: Theodore D. Bessler,
      President and Chief                             President and Chief
      Executive Officer                               Executive Officer

      Re: Mergers of Garden State Bancshares, Inc. into The Summit Bancorporation and Summit Bank into Garden State Bank.

Dear Messrs. Cox and Bessler:

        You have requested us to provide you with our opinion as to certain Federal income tax consequences of transactions set forth in an Agreement and Plan of Merger dated as of June 13, 1995 (the "Agreement") by and among The Summit Bancorporation ("Summit"), Summit Bank, Garden State Bancshares, Inc. ("Garden State") and Garden State Bank.

        The Agreement provides for the merger of Garden State into Summit (the "Merger") and the immediately subsequent merger of Summit Bank into Garden State Bank (the "Subsidiary Merger").

        In connection with the preparation of this tax opinion we
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The Summit Bancorporation
Garden State Bancshares, Inc.
December 8, 1995
Page 2


have relied upon the accuracy of facts and representations contained in the Agreement and those which have been presented to us by Summit and Garden State respectively. Based upon these facts, representations and assumptions, it is our opinion that the Merger and the Subsidiary Merger in accordance with the terms of the Agreement will be treated for Federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code") and that accordingly:

        (i) No gain or loss will be recognized by Summit (Code section 1032), Garden State (Code section 361(a)), Summit Bank (Code 361(a)), or Garden State Bank (Revenue Ruling 70-240, Code section 1032) as a result of the Merger and the Subsidiary Merger. The Merger and the Subsidiary Merger will qualify as tax-free reorganizations under section 368(a) of the Code.,

       (ii) No gain or loss will be recognized by the shareholders of Garden State who exchange their Garden State Common Stock solely for Summit Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Summit Common Stock). Code section 354 (a)(1).,

      (iii)  Cash received by a Garden State shareholder in lieu
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The Summit Bancorporation
Garden State Bancshares, Inc.
December 8, 1995
Page 3

of a fractional share interest of Summit Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Summit Common Stock which the shareholder would otherwise be entitled to receive and will qualify for capital gain or loss treatment provided that the Garden State Common Stock was a capital asset in the hands of the Garden State shareholder. Revenue Ruling 66-365, as amplified in Revenue Ruling 81-81; Revenue Ruling 74-36; Revenue Ruling 69-646.

        This opinion may not be applicable to Garden State shareholders who are not citizens or residents of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Prospectus comprising part of that Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of Summit in connection with the registration of the shares of Summit Common Stock to be exchanged for shares of Garden State Common Stock in the Merger under the securities or Blue Sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the
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The Summit Bancorporation
Garden State Bancshares, Inc.
December 8, 1995
Page 4

Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,


                                   /s/ Bourne, Noll & Kenyon
                                   --------------------------------------
                                   Bourne, Noll & Kenyon


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